UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On March 1, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by the Milwaukee Business Journal:

Exclusive: Kohl’s CEO Gass expands on limited comments to analysts about activist shareholder criticisms

Milwaukee Business Journal

By Rich Kirchen

March 1, 2022

After issuing its fiscal fourth-quarter earnings report early Tuesday, Kohl’s Corp. CEO Michelle Gass told analysts a shareholder activist’s criticisms leveled against the retailer’s board were “uninformed and inaccurate.” She expanded on the statements in an interview with the Milwaukee Business Journal.

The company’s chief critic and shareholder activist Jon Duskin of Macellum Advisors issued his own statement Tuesday expressing disappointment with the company’s fiscal fourth-quarter financials. Duskin reiterated his position that the current strategy for Kohl’s is not creating shareholder value.

At end of her prepared remarks during the Kohl’s analyst call Tuesday, Gass addressed comments on the company board’s “openness to maximizing value.” Before the question-and-answer segment started, she said the company would have no further comments on the topic.

Kohl’s (NYSE: KSS) has contended with challenges from Duskin and some other shareholders for over a year and on Feb. 10, Macellum Advisors nominated its own slate of 10 candidate for shareholders to consider at the retailer’s May annual meeting. Macellum’s criticism reached a crescendo after the Kohl’s board announced Feb. 4 it rejected an unsolicited takeover bid for $64 per share and hired Goldman Sachs to review of any expressions of interest in Kohl’s.

Kohl’s stock closed at $56.80 per share Tuesday, up $1.18 for the day.

Here are highlights of the Business Journal interview with Gass, followed by Duskin’s statement.

You addressed the shareholder activism and made a statement during the analyst call. I’m wondering why you decided not to take any questions on that issue today.

“First off, we have strong conviction on our strategic and financial plan ahead and fully expect that’s going to deliver a lot of value to shareholders. But it is the fiduciary responsibility of the board, as new paths emerge, to assess those. And so, we have been testing and assessing those opportunities against our core strategic plan. It is why we rejected the bid at $64, as we shared publicly.

“We see a lot of value in our company. But we are going through a rigorous process. We are engaging with the unsolicited bidders. We’ve also done proactive outreach to be very thorough. A lot of detail will be shared around that when we file our proxy (later this month).

“Let me just reassure you that our board is deeply committed to make sure that we’re going to return the most value to our shareholders and will take the best path forward.”

The announcement today about more stock buybacks and increasing the dividend, I imagine, was one way of addressing that?

“Kohl’s has always had a great history of returning capital to shareholders. We returned $1.5 billion last year (in stock buybacks). We were operating under a $2 billion share authorization. Our company is healthy, and we generate a lot of cash. And we want to make sure that we can reward our shareholders. That also includes doubling the dividend, which will also be exceptionally well received by our shareholders.”

Macellum Advisors’ proxy showed you taking phone calls and meetings with Macellum. How much of a distraction has this been?

“I’d say our management team and our board are focused on driving the business. So, rest assured that’s what we’ll focus on. And I think a testament to that is the results that we just posted, delivering record earnings per share and a very ambitious guide for the year ahead. And then we’ll be sharing our entire plan next week at our investor day (March 7) on how we will grow this business and how we will grow it profitably.”

Duskin, via email, said the Kohl’s fourth-quarter and year-end results demonstrate why the retailer “should engage with us to meaningfully refresh the board and evaluate credible sale offers.”

Fourth-quarter revenue fell short of analyst estimates as Kohl’s executives said the company was hurt by significant supply chain-related inventory shortages during the holiday shopping season.

“The revenue miss, in particular, underscores that the company’s latest ‘strategy’ is not working,” Duskin said. “Kohl’s will be one of the few retailers that failed to grow sales vs. 2019 pre-pandemic levels, while peers like Macy’s and Dillard’s are experiencing significant sales growth vs. 2019.”

Duskin said he is most concerned that Kohl’s announced plans to increase capital expenditures. The retailer said it will spend $850 million this year to add Sephora shops at more Kohl’s stores and perform “store refresh activity.”

“After decades of not being able to create shareholder value while spending billions, the company now plans to accelerate capital expenditures rather than focus on the core issues related to its assortment and value proposition,” Duskin said. “Even if every Kohl’s store had a Sephora during the fourth quarter, and those shops fueled a mid-single-digit (percentage sales) lift as the company disclosed last quarter, overall sales would have been flat vs. 2019 and still trailed Macy’s Dillard’s and the vast majority of peers.”

Item 2: On March 2, 2022, Jonathan Duskin was quoted in the following article published by Activist Insight:

Kohl’s hails latest results as Macellum takes aim

Activist Insight

March 2, 2022

U.S. department store chain has reported lower-than-expected sales in the fourth quarter, which activist Macellum Advisors believes is a sign that the company’s strategy isn’t working.

On Tuesday, Kohl’s revealed net sales of $6.2 billion in the quarter ending January 29, a 5.8% year-over-year increase that disappointed analysts, who on average were expecting sales of $6.5 billion.

Despite a 13% decline in net income from the same period in 2020, the company also said it would double its dividend to $2 per share and authorize a $3 billion share buyback plan with the first $1 billion taking place this year.

Earnings for the full year totaled $938 million, compared to a loss of $163 million in 2020, and the company also pointed to its 2021 efforts to return $1.5 billion in capital to shareholders.

Macellum CEO Jonathan Duskin argued in an emailed statement to news outlets that the earnings report “underscores that the company’s latest strategy is not working” and highlighted how the fourth-quarter sales increase was well below rivals Macy’s, with a 28% comparable sales increase, and Dillard’s, up 37%.

Macellum currently has a 4.9% stake and has filed its preliminary proxy statement for the election of a 10-person slate at Kohl’s upcoming 2022 annual meeting.

Macellum initiated the board bid following concerns over Kohl’s rejection in January of two purchase offers including a $9 billion one from Acacia Research, a vehicle backed by prominent activist Starboard Value. When it dismissed the overtures, Kohl’s said that they were too low in light of the company’s future growth and cash flow generation.

A month ago, Kohl’s adopted a poison pill, raising the ire of Macellum, which said the board was “no longer operating with impartiality and objectivity” and “no longer prioritizing shareholders’ interests.”

Kohl’s is set to host an investor day on March 7 to provide an update on its strategy and key initiatives.

The market responded positively to Kohl’s earnings report, with the company’s stock price having risen 2.1% by the end of trading Tuesday. However, it is still down 3.4% over the past year and 14.2% in the last five years compared to rises of 11.3% and 80.7%, respectively, in the S&P 500.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum Badger, together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Jonathan Duskin, George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel and Craig M. Young.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,738,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

As of the date hereof, none of George R. Brokaw, Francis Ken Duane, Pamela J. Edwards, Stacy Hawkins, Jeffrey A. Kantor, Perry M. Mandarino, Cynthia S. Murray, Kenneth D. Seipel or Craig M. Young own beneficially or of record any securities of the Company.